Exhibit 10.2

Date this agreement provided to Charles Nichols: November 30, 2012

AGREEMENT OF SEPARATION, WAIVER, AND MUTUAL RELEASE

WHEREAS, Charles Nichols (hereinafter the “Employee”) has been employed by Scio Diamond Technology Corporation (hereinafter the “Company”) as Chief Financial Officer, pursuant to that Amended and Restated Offer of Employment Effective as of November 30, 2011 (the “Employment Agreement”); and

WHEREAS, Employee and the Company are also parties to the following agreements: the Change in Control Agreement dated August 3, 2012 (the “Change in Control Agreement”); the two Qualified Stock Option Grant Agreements dated May 7, 2012, as amended on November 6, 2012 (the “May 7 Option Grants); and the Qualified Stock Option Grant Agreement dated August 3, 2012, as amended on November 6, 2012 (the “August 3 Option Grant”); and

WHEREAS, the parties hereto now wish to terminate that employment relationship and to resolve any and all claims and disputes that might exist between them.

NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual promises contained in this Agreement of Separation, Waiver, and Release (this “Agreement”), the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.              Employee’s employment with the Company is terminated effective at the close of business on November 30, 2012.  The Company’s obligation to pay salary, bonus or provide other benefits terminates on that date, except as provided herein.

2.              In consideration for this Agreement and the release contained herein, the Company will pay to Employee an amount equal to two months of his current annual salary ($20,833.33), plus up to seven days of any accrued, unused vacation.  This amount will be paid to Employee in a lump sum, subject to normal and required withholdings, and in accordance with the Company’s normal payroll practices. The Company will also pay an amount equal to two months of health insurance premiums that would become due as the result of Employee’s election to continue his health insurance coverage under S.C. Code Ann. §§38-71-360 and 38-71-770. These payments will be made after the expiration of the revocation period provided for in paragraph 23(g) below.

3.              Employee currently holds 0 shares of Common Stock of the Company, $0.001 par value (“Common Stock”).

4.              Pursuant to the May 7 Option Grants, Employee was granted options for the purchase of up to 425,000 shares of Common Stock at an exercise price of $0.70 cents per share.  The options to purchase 325,000 shares of Common Stock pursuant to the May 7 Option Grants shall be immediately canceled and may not now or hereafter be exercised.  Thus, Employee will continue to hold options to purchase 100,000 shares of Common Stock pursuant to the May 7 Option Grants, which options shall, except to the extent expressly provided in this Agreement, in all respects be governed by the May 7 Option Grants and the Company’s 2012 Share Incentive Plan.  Notwithstanding the provisions of the May 7 Option Grants, as amended, Employee shall have the right to exercise such options to purchase 100,000 shares of Common Stock pursuant to the May 7 Option Grants for a period of six (6) months from November 30, 2012 (subject to any restrictions in the Company’s 2012 Share Incentive Plan).

5.              Pursuant to the August 3 Option Grant, Employee was granted options for the purchase of up to 300,000 shares of Common Stock at an exercise price of $0.80 cents per share. The options to purchase 300,000 shares of Common Stock pursuant to the August 3 Option Grant shall be immediately canceled and may not now or hereafter be exercised.

6.              Employee recognizes and agrees that Employee is solely responsible for any federal, state, or other tax obligations, including but not limited to all reporting and payment obligations that could arise as a consequence of Employee’s receipt of any payments or benefits pursuant to this Agreement, and with respect to any other transfer or transaction provided for herein, including but not limited to any transfers of shares of Common Stock and the cancellation or exercise of options to purchase Common Stock.

7.              Employee hereby releases and waives all claims Employee, other than Indemnification Rights (as defined below), may have against the Company and the parties identified in this paragraph as Company Released Parties who are connected with the Company.

This means that, in consideration of the promises made by the Company herein, Employee, for Employee and for Employee’s heirs, executors, administrators, personal representatives, successors, and assigns, does hereby release, waive, and forever discharge the Company and its related entities, their respective benefit plans, officers, directors, employees, representatives, agents, successors and assigns, and the respective heirs, executors, administrators, personal representatives, successors and assigns of the foregoing (collectively, the “Company Released Parties”), from any claim Employee may have against them, except as specifically provided herein.  This release, and the term “claim” or “claims” as used in this Agreement, includes all benefits, grievances, proceedings, investigations, hearings, charges, complaints, claims, demands, actions, causes of action, and suits of whatever nature, whether known or unknown, fixed, absolute or contingent, matured or unmatured, asserted or unasserted, however arising, and whether legal, equitable, or administrative.  Employee understands and agrees that in exchange for the benefits provided herein, Employee is giving up all such claims against the Company Released Parties.

This release also includes, but is not limited to, claims arising under federal, state, or local statute, ordinance, common law, regulation, equity or other sources including, but not limited to, any and all claims of disability, race, color, sex, age, national origin, ancestry, religion, or other discrimination, retaliation, or harassment, and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq.; the Civil Rights Act of 1866, 1871, and 1964, as amended; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq.; Section 1981 of Title 42 of the U.S. Code; the Americans with Disabilities Act, §§ 29 U.S.C. 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Age Discrimination in Employment Act; claims arising under the statutory or common laws of the State of South Carolina or any other state, and claims asserting breach of contract (whether express or implied), promissory estoppel, wrongful termination, defamation, failure to pay wages or commissions, failure to provide benefits, breach of implied covenant of good faith and fair dealing, promissory estoppel, invasion of privacy, injury to credit, outrage, negligent or intentional infliction of emotional distress, retaliation, interference with contract, fraud, distress, extortion, humiliation, loss of standing and prestige, personal injury, loss of consortium, negligence, tort, or other common law causes of action, including, but not limited to, those related in any way to Employee’s employment by the Company, the terms of the Employment Agreement, the May 7 Option Grants, the August 3 Option

Grant and the Change in Control Agreement, benefits or wages provided in connection with that employment, severance or other post-termination pay or benefits, and/or the termination of that employment.  Employee does not waive any rights or claims that arise from events occurring after execution of this Agreement by Employee.  The released claims include, but are not limited to, any claims for back pay, front pay, benefits of any sort, severance pay, damages, court costs, attorneys’ fees, special damages, punitive damages, treble or other multiple damages, statutory or other penalties, reinstatement or any other monetary or equitable relief.  Employee acknowledges that if Employee sues the Company or any other Released Party in violation of this Agreement, Employee may be directed to pay some or all costs and expenses incurred by the Company or the Released Party in defending the suit, including reasonable attorneys’ fees, to the extent provided by law and determined by the court.

Notwithstanding the foregoing, this release does not include, and Employee specifically reserves, Employee’s rights, in each case only to the extent such rights exist, to indemnification and advancement of expenses by and from Company under 1) the Company’s by-laws; 2) Nev. Rev. Stat. Ann. §§ 78.7502, 78.751, and 78.752; and 3) the Company’s applicable liability insurance policy(ies) providing coverage for directors and officers (the “Indemnification Rights”).

8.              Company and the Company Released Parties intending to be legally bound, for and in consideration of the obligations to be performed under this Agreement, knowingly and voluntarily waive and release all known and unknown rights and claims which they may have against Employee, including any and all charges, complaints, accusations, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind arising or that may have arisen out of or in connection with Employee’s employment with Company from the beginning of time through the effective date of this Agreement.

9.              Employee agrees not to claim, receive, or accept any monies, damages, or relief in conflict with this Agreement and Employee’s waiver of rights, and not to pursue any of the claims released in this Agreement.  Employee shall waive any right to, and will not accept, any remedy obtained through the efforts of any other individual or agency, state or federal, relating to Employee’s employment with the Company.  This Agreement does not affect Employee’s ability or responsibility to participate in or cooperate with any future legal or other investigation, whether conducted by the Company or any governmental agency.

10.       Employee represents and warrants that Employee has not made a claim for worker’s compensation related to Employee’s employment with the Company, and that Employee is currently unaware of any injury or illness that would support such a claim.

11.       Employee agrees to return to the Company all property of the Company, including but not limited to company data and information, records, files and lists (in each case, whether hard copy or electronic), including but not limited to confidential information and trade secrets, including all copies of any Company information.  Employee agrees not to access and not to attempt to gain access to any aspect of the Company’s computer, electronic or IT systems.

12.       Employee represents and warrants that Employee has not assigned, transferred, or conveyed to any individual or entity not a party to this Agreement any alleged right, claim or cause of action of any kind which is included within the above releases.  Employee further represents and warrants that Employee is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives or any other person.

13.       Employee acknowledges and agrees that neither the Company nor any of the Company Released Parties owes Employee any wages, salary, bonus, cost reimbursement, vacation pay, commissions, or other compensation in any amount whatsoever other than as expressly agreed to herein.  The consideration being paid for this Agreement encompasses any such amounts Employee might claim.  The Company’s only obligation is to pay the amount provided herein, and Employee’s salary through the date of termination provided above.  Employee further acknowledges that neither the Company nor any of the Company Released Parties compelled Employee to execute this Agreement as a condition to the payment of any amounts previously and admittedly due to Employee.

14.       The parties hereto recognize and agree that the Change in Control Agreement is terminated as of the date hereof and shall be of no further force and effect.  Without loss of generality of the foregoing, no payment is or will become due to Employee under the Change in Control Agreement, and the Restrictive Covenants contained in paragraph 4 of the Change in Control Agreement shall not apply to Employee.

15.       Except as set forth in paragraph 4 above, Employee shall have no further right under any agreement or plan to receive any grant of shares of Common Stock or options or other rights to purchase shares of Common Stock.

16.       The parties hereto confirm and agree that the following agreements between them continue to govern their relationships to the extent applicable:

a.              Paragraphs 8 and 9 of the Employment Agreement, headed respectively “Confidentiality, Non-Competition and Invention Assignment Agreement” and “Prior Apollo Patents,”  as well as the Proprietary Information and Inventions Agreement that is incorporated into the Employment Agreement by paragraph 8 of the Employment Agreement and attached to the Employment Agreement, to the extent that the Proprietary Information and Inventions Agreement provides (in its paragraph 8) that it survives termination.

b.              To the extent provided in paragraph 4 above, the May 7 Option Grants and the Company’s 2012 Share Incentive Plan.

17.       [Intentionally Deleted.]

18.       a. Employee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, or any of the Company Released Parties. Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, competitors, vendors, employees (past and present), volunteers and clients.  Employee further understands and agrees that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall prevent, impede, or interfere with Employee providing truthful testimony and information required and requested in the course of an investigation or proceeding authorized by law and conducted by an agency of the United States or of the several states.

b. The Company also agrees to direct its officers and directors not to make any defamatory or disparaging statements, written or verbal, concerning Employee to future employers of the

Employee and agrees that its officers and directors will not send, or direct any other third party to send, false or slanderous information about Employee.  Nothing herein prevents disclosure, in the sole discretion of the Company and its management, of this Agreement and discussion of Employee’s employment with and separation of employment from the Company and the circumstances regarding his separation from the Company (i) by and among employees, representatives and agents of the Company and the Company Released Parties, (ii) as required by securities or other applicable laws, or (iii) to or in response to any governmental entity or other legal request.

19.       Employee agrees that Employee will not seek reinstatement, reemployment or a contract with the Company after the execution of this Agreement. Company will provide to Employee a letter of reference in the form attached hereto as Exhibit 1.

20.       This Agreement is entered solely to effect an amicable separation and avoid the expense of any future dispute, and nothing contained herein is to be construed as an admission by the Company (or any Released Party) of any wrongdoing.

21.       Except for the Employment Agreement, the Proprietary Information and Inventions Agreement and the May 7 Option Grants, there are no other agreements between the parties hereto related to the subject matter of this Agreement that is not set forth herein.  Together these agreements constitute the entire agreement of the parties hereto with respect to their subject matters.  Neither this Agreement nor any provision herein shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement executed and delivered by the parties hereto.

22.       Company represents and warrants that this Agreement, and the terms of the May 7 Option Grants, has been duly authorized by Company’s board of directors and that the undersigned on behalf of Company is authorized to execute this Agreement.

23.       To comply with the Older Workers Benefits Protection Act of 1990, the Company has advised Employee of the legal requirements of that Act and this Agreement fully incorporates those legal requirements by reference and as follows:

a.                                      This Agreement is written in layman’s terms, and Employee hereby represents to the Company that Employee understands and comprehends its terms;

b.                                      Employee is hereby advised to consult an attorney to review this Agreement prior to executing it;

c.                                       This Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act;

d.                                      Employee does not waive any rights or claims that result from events occurring after the date this Agreement is executed by Employee;

e.                                       Employee hereby acknowledges that Employee is receiving consideration beyond anything of value to which Employee already is entitled;

f.                                        Employee has twenty-one days from his receipt hereof to consider this proposed Agreement.  Employee’s failure to accept this proposed Agreement by close of business on the twenty-first day following Employee’s receipt of this Agreement may be deemed rejection of its terms;

g.                                       Employee has the right to revoke this Agreement for seven days following Employee’s signing of this Agreement, and after the expiration of that seven days the executed Agreement shall be of full validity, force, and effect.  Employee shall provide notice of such revocation in writing to Ted Gentry; such notice shall be delivered to the office of Wyche, P.A., 44 East Camperdown Way, Greenville, South Carolina 29601 before the end of the revocation period in order to be effective.

24.       Employee has read and fully understands this Agreement and the terms and release contained herein, and has had an opportunity to seek advice and counsel before executing this Agreement.  Employee enters this Agreement of Employee’s own free will.

25.       This Agreement shall be governed in all respects by the laws of the State of South Carolina and federal law as applicable, without regard to choice of law principles.  Venue for any action arising under or relating to this Agreement shall lie exclusively in the appropriate state or federal court in South Carolina.

26.       The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in this Agreement in any other jurisdiction.

27.       This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.

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READ CAREFULLY BEFORE SIGNING.

THIS AGREEMENT ENDS ALL CLAIMS AGAINST THE COMPANY AND THE RELEASED PARTIES IDENTIFIED HEREIN.

Witnesses:	Scio Diamond Technology Corporation

/s/ Witness	By:	/s/ Edward S. Adams
Name: Edward S. Adams
Title: Chairman of the Board of Directors
/s/ Witness
December 5, 2012
Date

Witnesses:

/s/ Witness	/s/ Charles Nichols
Charles Nichols

/s/ Witness	December 6, 2012
Date of Execution by Charles Nichols

November 30, 2012

Re: Charles G. Nichols, Chief Financial Officer, Scio Diamond Technology Corporation

To Whom It May Concern:

Charles Nichols was employed by Scio Diamond Technology Corporation as its Chief Financial Officer from January 2012 through November 2012.  During this period, Mr. Nichols contributed to the successful start-up of operations.  The board of directors appreciates Mr. Nichols’ efforts in this regard and his work on behalf of the company’s shareholders.

Edward S. Adams
Chairman of the Board
Scio Diamond Technology Corporation